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                                UNITED STATES            SEC File Number 0-13203
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                                          Cusip Number 502100100
                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One) __ Form 10-K  __ Form 20-F _X_ Form 11-K  __ Form 10-Q __ Form N-SAR
            __ Form N-CSR

                 For Period Ended: December 31, 2005
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

LNB Bancorp, Inc. (The Lorain National Bank 401(k) Plan)
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Full Name of Registrant

Not applicable
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Former Name if Applicable

457 Broadway
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Address of Principal Executive Office (STREET AND NUMBER)

Lorain, OH 44052-1769
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City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |  (a)     The reasons described in reasonable detail in Part III of this
      |          form could not be eliminated without unreasonable effort or
      |          expense;
      |
      |  (b)     The subject annual report, semi-annual report, transition
      |          report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR,
 _X_  |          or portion thereof, will be filed on or before the fifteenth
      |          calendar day following the prescribed due date; or the subject
      |          quarterly report of transition report on Form 10-Q, or portion
      |          thereof will be filed on or before the fifth calendar day
      |          following the prescribed due date; and
      |
      |  (c)     The accountant's statement or other exhibit required by Rule
      |          12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F,
10-Q,   N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period.

(Attach extra Sheets if Needed)

LNB Bancorp, Inc. (the "Company") is unable to timely file its Annual Report on Form 11-K for the fiscal year ended December 31, 2005 relating to the Lorain National Bank 401(k) Plan without unreasonable effort or expense due to unforeseen delays in the preparation of the financial statements by management and subsequent review by the Company's auditors.
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Terry M. White                 440                244-7319
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                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no identify report(s).
         _X__ Yes   __ No

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?    __ Yes   _X__ No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

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                               LNB Bancorp, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: June 29, 2006                  By /s/ Terry M. White
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                                        Terry M. White, Chief Financial Officer